UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ___)   *

Sycamore Networks, Inc.
(Name of Issuer)
Common Stock, par value $0.001 per share
(Title of Class of Securities)
871206405
(Cusip Number)
February 5, 2013
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐           Rule 13d-1(b)
☒           Rule 13d-1(c)
☐           Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)
Page 1 of 33 Pages
Exhibit Index Found on Page 23

13G
CUSIP No. 871206405

1	NAMES OF REPORTING PERSONS Farallon Capital Partners, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                          (a) [     ]
                                                                                                                                                          (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 1,629,360  Shares, which is 5.6% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 433,100
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 433,100
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 433,100
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.5%
12	TYPE OF REPORTING PERSON (See Instructions) PN

13G
CUSIP No. 871206405

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                          (a) [     ]
                                                                                                                                                          (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 1,629,360 Shares, which is 5.6% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 445,400
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 445,400
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 445,400
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.5%
12	TYPE OF REPORTING PERSON (See Instructions) PN

13G
CUSIP No. 871206405

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners II, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                          (a) [     ]
                                                                                                                                                          (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 1,629,360 Shares, which is 5.6% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 34,400
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 34,400
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 34,400
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) PN

13G
CUSIP No. 871206405

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners III, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                          (a) [     ]
                                                                                                                                                          (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 1,629,360 Shares, which is 5.6% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 46,000
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 46,000
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 46,000
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%
12	TYPE OF REPORTING PERSON (See Instructions) PN

13G
CUSIP No. 871206405

1	NAMES OF REPORTING PERSONS Farallon Capital Offshore Investors II, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                          (a) [     ]
                                                                                                                                                          (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 1,629,360 Shares, which is 5.6% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 613,860
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 613,860
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 613,860
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.1%
12	TYPE OF REPORTING PERSON (See Instructions) PN

13G
CUSIP No. 871206405

1	NAMES OF REPORTING PERSONS Farallon Capital (AM) Investors, L.P.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                          (a) [     ]
                                                                                                                                                          (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 1,629,360 Shares, which is 5.6% of the class of securities.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 24,200
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 24,200
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,200
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) PN

13G
CUSIP No. 871206405

1	NAMES OF REPORTING PERSONS Farallon Capital Management, L.L.C.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                          (a) [     ]
                                                                                                                                                          (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 1,629,360 Shares, which is 5.6% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 32,400
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 32,400
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,400
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) IA, OO

13G
CUSIP No. 871206405

1	NAMES OF REPORTING PERSONS Farallon Partners, L.L.C.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                          (a) [     ]
                                                                                                                                                          (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 1,629,360 Shares, which is 5.6% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,596,960
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,596,960
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,596,960
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.5%
12	TYPE OF REPORTING PERSON (See Instructions) OO

13G
CUSIP No. 871206405

1	NAMES OF REPORTING PERSONS Richard B. Fried
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                          (a) [     ]
                                                                                                                                                          (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 1,629,360 Shares, which is 5.6% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,629,360
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,629,360
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,629,360
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.6%
12	TYPE OF REPORTING PERSON (See Instructions) IN

13G
CUSIP No. 871206405

1	NAMES OF REPORTING PERSONS Daniel J. Hirsch
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                          (a) [     ]
                                                                                                                                                          (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 1,629,360 Shares, which is 5.6% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,629,360
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,629,360
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,629,360
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.6%
12	TYPE OF REPORTING PERSON (See Instructions) IN

13G
CUSIP No. 871206405

1	NAMES OF REPORTING PERSONS Monica R. Landry
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                          (a) [     ]
                                                                                                                                                          (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 1,629,360 Shares, which is 5.6% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by her on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,629,360
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,629,360
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,629,360
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.6%
12	TYPE OF REPORTING PERSON (See Instructions) IN

13G
CUSIP No. 871206405

1	NAMES OF REPORTING PERSONS Michael G. Linn
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                          (a) [     ]
                                                                                                                                                          (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 1,629,360 Shares, which is 5.6% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,629,360
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,629,360
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,629,360
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.6%
12	TYPE OF REPORTING PERSON (See Instructions) IN

13G
CUSIP No. 871206405

1	NAMES OF REPORTING PERSONS Rajiv A. Patel
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                          (a) [     ]
                                                                                                                                                          (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 1,629,360 Shares, which is 5.6% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,629,360
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,629,360
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,629,360
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.6%
12	TYPE OF REPORTING PERSON (See Instructions) IN

13G
CUSIP No. 871206405

1	NAMES OF REPORTING PERSONS Thomas G. Roberts, Jr.
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                          (a) [     ]
                                                                                                                                                          (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 1,629,360 Shares, which is 5.6% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,629,360
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,629,360
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,629,360
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.6%
12	TYPE OF REPORTING PERSON (See Instructions) IN

13G
CUSIP No. 871206405

1	NAMES OF REPORTING PERSONS Andrew J. M. Spokes
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                          (a) [     ]
                                                                                                                                                          (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 1,629,360 Shares, which is 5.6% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,629,360
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,629,360
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,629,360
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.6%
12	TYPE OF REPORTING PERSON (See Instructions) IN

13G
CUSIP No. 871206405

1	NAMES OF REPORTING PERSONS John R. Warren
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                          (a) [     ]
                                                                                                                                                          (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 1,629,360 Shares, which is 5.6% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,629,360
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,629,360
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,629,360
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.6%
12	TYPE OF REPORTING PERSON (See Instructions) IN

13G
CUSIP No. 871206405

1	NAMES OF REPORTING PERSONS Mark C. Wehrly
2
  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                          (a) [     ]
                                                                                                                                                          (b) [ X ]**
**    The reporting persons making this filing hold an aggregate of 1,629,360 Shares, which is 5.6% of the class of securities.  The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by him on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,629,360
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,629,360
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,629,360
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.6%
12	TYPE OF REPORTING PERSON (See Instructions) IN

Item 1.                      Issuer

          (a)           Name of Issuer:

                  Sycamore Networks, Inc. (the “Company”)

                                  (b)           Address of Issuer’s Principal Executive Offices:

                  220 Mill Road
                  Chelmsford, MA 01824

Item 2.                      Identity and Background

          Title of Class of Securities and CUSIP Number (Items 2(d) and (e))

          This statement relates to shares of Common Stock, par value $0.001 per share (the “Shares”), of the Company.  The CUSIP number of the Shares is 871206405.

                  Name of Persons Filing, Address of Principal Business Office and Citizenship (Items 2(a), (b) and (c))

                  This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons.”

                                  The Farallon Funds

(i)	Farallon Capital Partners, L.P., a California limited partnership (“FCP”), with respect to the Shares held by it;

(ii)	Farallon Capital Institutional Partners, L.P., a California limited partnership (“FCIP”), with respect to the Shares held by it;

(iii)	Farallon Capital Institutional Partners II, L.P., a California limited partnership (“FCIP II”), with respect to the Shares held by it;

(iv)	Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership (“FCIP III”), with respect to the Shares held by it;

(v)	Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership (“FCOI II”), with respect to the Shares held by it; and

(vi)	Farallon Capital (AM) Investors, L.P., a Delaware limited partnership (“FCAMI”), with respect to the Shares held by it.

FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI are together referred to herein as the “Farallon Funds.”

The Management Company

(vii)
Farallon Capital Management, L.L.C., a Delaware limited liability company (the “Management Company”), with respect to the Shares held by one or more accounts (the “Managed Accounts”), each as managed by the Management Company.

The Farallon General Partner

(viii)
Farallon Partners, L.L.C., a Delaware limited liability company (the “Farallon General Partner”), which is the general partner of each of the Farallon Funds, with respect to the Shares held by each of the Farallon Funds.

The Farallon Managing Members

(ix)
The following persons, each of whom is a managing member of both the Farallon General Partner and the Management Company, with respect to the Shares held by the Farallon Funds and the Managed Accounts:  Richard B. Fried (“Fried”), Daniel J. Hirsch (“Hirsch”), Monica R. Landry (“Landry”), Michael G. Linn (“Linn”), Rajiv A. Patel (“Patel”), Thomas G. Roberts, Jr. (“Roberts”), Andrew J. M. Spokes (“Spokes”), John R. Warren (“Warren”) and Mark C. Wehrly (“Wehrly”).

Fried, Hirsch, Landry, Linn, Patel, Roberts, Spokes, Warren and Wehrly are together referred to herein as the “Farallon Individual Reporting Persons.”

The citizenship of each of the Farallon Funds, the Management Company and the Farallon General Partner is set forth above.  Each of the Farallon Individual Reporting Persons, other than Spokes, is a citizen of the United States.  Spokes is a citizen of the United Kingdom.  The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

Item 3.	If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing Is an Entity Specified in (a) - (k):

 Not applicable.

Item 4.     Ownership

 The information required by Items 4(a) - (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person is incorporated herein by reference for each such Reporting Person.

 The Shares reported hereby for the Farallon Funds are owned directly by the Farallon Funds and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be a beneficial owner of all such Shares owned by the

Managed Accounts.  The Farallon General Partner, as general partner of the Farallon Funds, may be deemed to be a beneficial owner of all such Shares owned by the Farallon Funds.  The Farallon Individual Reporting Persons, as managing members of both the Farallon General Partner and the Management Company with the power to exercise investment discretion, may each be deemed to be a beneficial owner of all such Shares owned by the Farallon Funds and the Managed Accounts.  Each of the Management Company, the Farallon General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

Item 5.     Ownership of Five Percent or Less of a Class

 Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person

 Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

 Not applicable.

Item 8.	Identification and Classification of Members of the Group

 The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c).  Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Item 9.     Notice of Dissolution of Group

 Not applicable.

Item 10.   Certification

 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2013

/s/ Monica R. Landry
FARALLON PARTNERS, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
FARALLON CAPITAL OFFSHORE INVESTORS II, L.P. and
FARALLON CAPITAL (AM) INVESTORS, L.P.
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
FARALLON CAPITAL MANAGEMENT, L.L.C.
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
Monica R. Landry, individually and as attorney-in-fact for each of Richard B. Fried, Daniel J. Hirsch, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly

The Powers of Attorney executed by each of Fried, Hirsch, Linn, Patel, Roberts, Spokes, Warren and Wehrly authorizing Landry to sign and file this Schedule 13G on his or her behalf, which Powers of Attorney are filed as Exhibit 2 to this Schedule 13G, are hereby incorporated for reference.

EXHIBIT INDEX

EXHIBIT 1	Joint Acquisition Statement Pursuant to Section 240.13d-1(k)
EXHIBIT 2	Powers of Attorney for Richard B. Fried, Daniel J. Hirsch, Monica R. Landry, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., Andrew J.M. Spokes, John R. Warren and Mark C. Wehrly

EXHIBIT 1
to
SCHEDULE 13G

JOINT ACQUISITION STATEMENT
PURSUANT TO SECTION 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  February 14, 2013

/s/ Monica R. Landry
FARALLON PARTNERS, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
FARALLON CAPITAL OFFSHORE INVESTORS II, L.P. and
FARALLON CAPITAL (AM) INVESTORS, L.P.
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
FARALLON CAPITAL MANAGEMENT, L.L.C.
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
Monica R. Landry, individually and as attorney-in-fact for each of Richard B. Fried, Daniel J. Hirsch, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly

EXHIBIT 2
to
SCHEDULE 13G

POWER OF ATTORNEY

The undersigned hereby appoints each of Daniel J. Hirsch, Monica R. Landry, Thomas G. Roberts, Jr., John R. Warren, and Mark C. Wehrly  his or her true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation (together, “Filing Documentation”) which may be required to be filed in his or her individual capacity as a result of the undersigned’s position as a managing member of Farallon Capital Management, L.L.C. and/or Farallon Partners, L.L.C., and granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. The authority of each of Daniel J. Hirsch, Monica R. Landry, Thomas G. Roberts, Jr., John R. Warren, and Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to execute and file Filing Documentation, unless revoked earlier in writing. The undersigned hereby revokes any and all prior Powers of Attorney executed by the undersigned in his or her capacity as a managing member of Farallon Capital Management, L.L.C. and/or Farallon Partners, L.L.C. with respect to the execution and filing of Filing Documentation.

Date:           February 1, 2013                                                                               /s/ Richard B. Fried
Richard B. Fried

EXHIBIT 2
to
SCHEDULE 13G

POWER OF ATTORNEY

The undersigned hereby appoints each of Monica R. Landry, Thomas G. Roberts, Jr., John R. Warren, and Mark C. Wehrly  his or her true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation (together, “Filing Documentation”) which may be required to be filed in his or her individual capacity as a result of the undersigned’s position as a managing member of Farallon Capital Management, L.L.C. and/or Farallon Partners, L.L.C., and granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. The authority of each of Monica R. Landry, Thomas G. Roberts, Jr., John R. Warren, and Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to execute and file Filing Documentation, unless revoked earlier in writing. The undersigned hereby revokes any and all prior Powers of Attorney executed by the undersigned in his or her capacity as a managing member of Farallon Capital Management, L.L.C. and/or Farallon Partners, L.L.C. with respect to the execution and filing of Filing Documentation.

Date:           January 31, 2013                                                                               /s/ Daniel J. Hirsch
Daniel J. Hirsch

EXHIBIT 2
to
SCHEDULE 13G

POWER OF ATTORNEY

The undersigned hereby appoints each of Daniel J. Hirsch, Thomas G. Roberts, Jr., John R. Warren, and Mark C. Wehrly  his or her true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation (together, “Filing Documentation”) which may be required to be filed in his or her individual capacity as a result of the undersigned’s position as a managing member of Farallon Capital Management, L.L.C. and/or Farallon Partners, L.L.C., and granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. The authority of each of Daniel J. Hirsch, Thomas G. Roberts, Jr., John R. Warren, and Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to execute and file Filing Documentation, unless revoked earlier in writing. The undersigned hereby revokes any and all prior Powers of Attorney executed by the undersigned in his or her capacity as a managing member of Farallon Capital Management, L.L.C. and/or Farallon Partners, L.L.C. with respect to the execution and filing of Filing Documentation.

Date:           January 28, 2013                                                                               /s/ Monica R. Landry
Monica R. Landry

EXHIBIT 2
to
SCHEDULE 13G

POWER OF ATTORNEY

The undersigned hereby appoints each of Daniel J. Hirsch, Monica R. Landry, Thomas G. Roberts, Jr., John R. Warren, and Mark C. Wehrly  his or her true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation (together, “Filing Documentation”) which may be required to be filed in his or her individual capacity as a result of the undersigned’s position as a managing member of Farallon Capital Management, L.L.C. and/or Farallon Partners, L.L.C., and granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. The authority of each of Daniel J. Hirsch, Monica R. Landry, Thomas G. Roberts, Jr., John R. Warren, and Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to execute and file Filing Documentation, unless revoked earlier in writing. The undersigned hereby revokes any and all prior Powers of Attorney executed by the undersigned in his or her capacity as a managing member of Farallon Capital Management, L.L.C. and/or Farallon Partners, L.L.C. with respect to the execution and filing of Filing Documentation.

Date:           January 28, 2013                                                                               /s/ Michael G. Linn
Michael G. Linn

EXHIBIT 2
to
SCHEDULE 13G

POWER OF ATTORNEY

The undersigned hereby appoints each of Daniel J. Hirsch, Monica R. Landry, Thomas G. Roberts, Jr., John R. Warren, and Mark C. Wehrly  his or her true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation (together, “Filing Documentation”) which may be required to be filed in his or her individual capacity as a result of the undersigned’s position as a managing member of Farallon Capital Management, L.L.C. and/or Farallon Partners, L.L.C., and granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. The authority of each of Daniel J. Hirsch, Monica R. Landry, Thomas G. Roberts, Jr., John R. Warren, and Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to execute and file Filing Documentation, unless revoked earlier in writing. The undersigned hereby revokes any and all prior Powers of Attorney executed by the undersigned in his or her capacity as a managing member of Farallon Capital Management, L.L.C. and/or Farallon Partners, L.L.C. with respect to the execution and filing of Filing Documentation.

Date:           January 28, 2013                                                                               /s/ Rajiv A. Patel
Rajiv A. Patel

EXHIBIT 2
to
SCHEDULE 13G

POWER OF ATTORNEY

The undersigned hereby appoints each of Daniel J. Hirsch, Monica R. Landry, John R. Warren, and Mark C. Wehrly  his or her true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation (together, “Filing Documentation”) which may be required to be filed in his or her individual capacity as a result of the undersigned’s position as a managing member of Farallon Capital Management, L.L.C. and/or Farallon Partners, L.L.C., and granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. The authority of each of Daniel J. Hirsch, Monica R. Landry, John R. Warren, and Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to execute and file Filing Documentation, unless revoked earlier in writing. The undersigned hereby revokes any and all prior Powers of Attorney executed by the undersigned in his or her capacity as a managing member of Farallon Capital Management, L.L.C. and/or Farallon Partners, L.L.C. with respect to the execution and filing of Filing Documentation.

Date:           January 28, 2013                                                                               /s/ Thomas G. Roberts, Jr.
Thomas G. Roberts, Jr.

EXHIBIT 2
to
SCHEDULE 13G

POWER OF ATTORNEY

The undersigned hereby appoints each of Daniel J. Hirsch, Monica R. Landry, Thomas G. Roberts, Jr., John R. Warren, and Mark C. Wehrly  his or her true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation (together, “Filing Documentation”) which may be required to be filed in his or her individual capacity as a result of the undersigned’s position as a managing member of Farallon Capital Management, L.L.C. and/or Farallon Partners, L.L.C., and granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. The authority of each of Daniel J. Hirsch, Monica R. Landry, Thomas G. Roberts, Jr., John R. Warren, and Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to execute and file Filing Documentation, unless revoked earlier in writing. The undersigned hereby revokes any and all prior Powers of Attorney executed by the undersigned in his or her capacity as a managing member of Farallon Capital Management, L.L.C. and/or Farallon Partners, L.L.C. with respect to the execution and filing of Filing Documentation.

Date:           February 4, 2013                                                                               /s/ Andrew J.M. Spokes
Andrew J.M. Spokes

EXHIBIT 2
to
SCHEDULE 13G

POWER OF ATTORNEY

The undersigned hereby appoints each of Daniel J. Hirsch, Monica R. Landry, Thomas G. Roberts, Jr., and Mark C. Wehrly  his or her true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation (together, “Filing Documentation”) which may be required to be filed in his or her individual capacity as a result of the undersigned’s position as a managing member of Farallon Capital Management, L.L.C. and/or Farallon Partners, L.L.C., and granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. The authority of each of Daniel J. Hirsch, Monica R. Landry, Thomas G. Roberts, Jr., and Mark C. Wehrly under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to execute and file Filing Documentation, unless revoked earlier in writing. The undersigned hereby revokes any and all prior Powers of Attorney executed by the undersigned in his or her capacity as a managing member of Farallon Capital Management, L.L.C. and/or Farallon Partners, L.L.C. with respect to the execution and filing of Filing Documentation.

Date:           January 28, 2013                                                                               /s/ John R. Warren
John R. Warren

EXHIBIT 2
to
SCHEDULE 13G

POWER OF ATTORNEY

The undersigned hereby appoints each of Daniel J. Hirsch, Monica R. Landry, Thomas G. Roberts, Jr., and John R. Warren  his or her true and lawful attorney-in-fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D, Schedule 13G, any amendments thereto or any related documentation (together, “Filing Documentation”) which may be required to be filed in his or her individual capacity as a result of the undersigned’s position as a managing member of Farallon Capital Management, L.L.C. and/or Farallon Partners, L.L.C., and granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. The authority of each of Daniel J. Hirsch, Monica R. Landry, Thomas G. Roberts, Jr., and John R. Warren under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to execute and file Filing Documentation, unless revoked earlier in writing. The undersigned hereby revokes any and all prior Powers of Attorney executed by the undersigned in his or her capacity as a managing member of Farallon Capital Management, L.L.C. and/or Farallon Partners, L.L.C. with respect to the execution and filing of Filing Documentation.

Date:           January 28, 2013                                                                               /s/ Mark C. Wehrly
Mark C. Wehrly